                                                                   EXHIBIT 11.01

                                 CSK AUTO, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                             HISTORICAL                                        PRO FORMA(1)
                              -------------------------------------------------------------------------   -----------------------
                                                                                                                      FORTY-THREE
                                                                                        FORTY-THREE       FISCAL YR      WEEKS
                                               FISCAL YEAR ENDED                        WEEKS ENDED         ENDED        ENDED
                              ---------------------------------------------------   -------------------   ---------   -----------
                               FEB. 2    JAN. 31   JAN. 30    JUN. 29    JAN. 28    NOV. 26    NOV. 24     JAN. 28      NOV. 24
                                1992      1993       1994       1995       1996       1995       1996       1996         1996
                              --------   -------   --------   --------   --------   --------   --------   ---------   -----------
                                                                    (DOLLARS IN THOUSANDS)
Income (loss) before income
  taxes.....................  $(57,683)  $   612   $ (1,181)  $  8,834   $(14,541)  $(10,672)  $(20,932)  $(30,765)    $ (1,605)
                              --------   -------   --------   --------   --------   --------   --------   --------     --------
Fixed charges
  Interest expense..........    22,004    12,362     11,731     10,343     14,379     11,762     13,154     29,603       25,072
  Interest portion of
    rentals.................    14,527    14,399     14,530     15,381     18,329     14,461     16,496     18,329       16,496
                              --------   -------   --------   --------   --------   --------   --------   --------     --------
        Total fixed
          charges...........    36,531    26,761     26,261     25,724     32,708     26,223     29,650     47,932       41,568
                              --------   -------   --------   --------   --------   --------   --------   --------     --------
Earnings before income taxes
  and fixed charges.........  $(21,152)  $27,373   $ 25,080   $ 34,558   $ 18,167   $ 15,551   $  8,718   $ 17,167     $ 39,963
                              ========   =======   ========   ========   ========   ========   ========   ========     ========
Ratio of earnings to fixed
  charges(2)................        --      1.02         --       1.34         --         --         --         --           --
                              ========   =======   ========   ========   ========   ========   ========   ========     ========

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(1) Adjusted to reflect the impact of the Acquisition and Financings

(2) The ratio of earnings to fixed charges for the fiscal years 1992, 1994, and 1996, for the forty-three week periods ended November 26, 1995 and November 26, 1996, and the pro forma ratio of earnings to fixed charges for the fiscal year 1996 and the forty-three week period ended November 24, 1996 have not been computed since earnings were not sufficient to cover fixed charges. The coverage deficiencies were $57,683, $1,181, $14,541, $10,672, $20,932, $30,765 and $1,605, respectively.